                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND NINE-MONTH PERIOD ENDED DECEMBER 31, 1995



                                  Quarter Ended     Nine Months Ended
                                December 31, 1995   December 31, 1995
                                ------------------  -----------------

Net Earnings (in thousands)            $    21,521        $    59,262
                                       ===========        ===========

Computation of weighted
average number of shares
outstanding:
------------------------------

  Issued:  53,337,457 shares

  Weighted average shares
  outstanding                           53,334,165         53,295,834

  Add: Incremental shares
       applicable to stock
       options                             508,763            436,013
                                       -----------        -----------

  Weighted average common
  shares and equivalents                53,842,928         53,731,847
                                       ===========        ===========

  Primary and fully diluted
  earnings per common share            $       .40        $      1.10
                                       ===========        ===========